SECURITIES & EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ______________________

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)
                               (Amendment No. 5)*

                     Central European Media Enterprises Ltd.
                                (Name of Issuer)

                              Class A Common Stock
                         (Title of Class of Securities)

                                    G20045103
                                 (CUSIP Number)

                                December 31, 2002
             (Date of event which requires filing of this statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule 13G is filed:
     [ ]  Rule 13d-1(b)
     [X]  Rule 13d-1(c)
     [ ]  Rule 13d-1(d)





                               (Page 1 of 6 Pages)
________________
     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. G20045103                 13G                    Page 2 of 6 Pages

____________________________________________________________________________
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                           Labrador Partners L.P.
_____________________________________________________________________________
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
_____________________________________________________________________________
     (3)    SEC USE ONLY
_____________________________________________________________________________
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                              Delaware
_____________________________________________________________________________
NUMBER OF      (5)  SOLE VOTING POWER
                                                 -0-
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                 400,000
OWNED BY       ___________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                                                 -0-
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                 400,000
_____________________________________________________________________________
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                                 400,000
_____________________________________________________________________________
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
_____________________________________________________________________________
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                                 8.6%
_____________________________________________________________________________
     (12)   TYPE OF REPORTING PERSON **
                                                 PN
_____________________________________________________________________________
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. G20045103                 13G                    Page 3 of 6 Pages

____________________________________________________________________________
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                                 Farley Capital L.P.
_____________________________________________________________________________
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
_____________________________________________________________________________
     (3)    SEC USE ONLY
_____________________________________________________________________________
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                           Delaware
_____________________________________________________________________________
NUMBER OF      (5)  SOLE VOTING POWER
                                                 -0-
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                 43,436
OWNED BY       ___________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                                                 -0-
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                 43,436
_____________________________________________________________________________
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                                 43,436
_____________________________________________________________________________
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
_____________________________________________________________________________
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                                 .9%
_____________________________________________________________________________
     (12)   TYPE OF REPORTING PERSON **
                                                 PN
_____________________________________________________________________________
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. G20045103                 13G                    Page 4 of 6 Pages

____________________________________________________________________________
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                                 Stephen L. Farley
_____________________________________________________________________________
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
_____________________________________________________________________________
     (3)    SEC USE ONLY
_____________________________________________________________________________
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                             United States
_____________________________________________________________________________
NUMBER OF      (5)  SOLE VOTING POWER
                                                 -0-
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                 443,436
OWNED BY       ___________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                                                 -0-
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                 443,436
_____________________________________________________________________________
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                                 443,436
_____________________________________________________________________________
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
_____________________________________________________________________________
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                                 9.5%
_____________________________________________________________________________
     (12)   TYPE OF REPORTING PERSON **
                                                 IN
_____________________________________________________________________________
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. G20045103                 13G                    Page 5 of 6 Pages


            The Schedule 13G of (i) Labrador Partners L.P., (ii) Farley Capital L.P. and (iii) Stephen L. Farley, relating to the Class A Common Stock (par value $.01) issued by Central European Media Enterprises Ltd. (the "Company"), initially filed as of June 23, 1998, as amended by Amendment No. 1, filed as of December 31, 1998 (filed on February 11, 1999), as amended by Amendment No. 2, filed as of December 31, 1998 (filed on April 30, 1999), as amended by Amendment No. 3, filed as of December 31, 2000 (filed on January 29, 2001), as amended by Amendment No. 4, filed as of December 31, 2001 (filed on March 5, 2002) is hereby further amended as follows:


Item 4.   Ownership.

     The percentages used in this Item 4 are calculated based upon 4,630,942 shares of Class A Common Stock issued and outstanding as of November 1, 2002 as reported in the Company's Form 10-Q for the period ending September 30, 2002.

      A. Labrador Partners L.P.
          (a) Amount beneficially owned: 400,000
          (b) Percent of class: 8.6%
          (c)   (i) Sole power to vote or direct the vote: -0-
               (ii) Shared power to vote or direct the vote: 400,000
              (iii) Sole power to dispose or direct the disposition: -0-
               (iv) Shared power to dispose or direct the disposition: 400,000

      B. Farley Capital L.P.
          (a) Amount beneficially owned: 43,436
          (b) Percent of class: .9%
          (c)   (i) Sole power to vote or direct the vote: -0-
               (ii) Shared power to vote or direct the vote: 43,436
              (iii) Sole power to dispose or direct the disposition: -0-
               (iv) Shared power to dispose or direct the disposition: 43,436

      C. Stephen L. Farley, as managing general partner of Labrador Partners L.P., as managing general partner of Farley Capital L.P., as trustee for certain trusts for the benefit of, and otherwise for, individual accounts for members of his immediate family.
          (a) Amount beneficially owned: 443,436
          (b) Percent of class: 9.5%
          (c)   (i) Sole power to vote or direct the vote: -0-
               (ii) Shared power to vote or direct the vote: 443,436
              (iii) Sole power to dispose or direct the disposition: -0-
               (iv) Shared power to dispose or direct the disposition: 443,436

CUSIP No. G20045103                 13G                    Page 6 of 6 Pages

Item 10.  Certification.

     Each of the Reporting Persons hereby makes the following certification:

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                   SIGNATURES

     After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

DATED:  February 3, 2003

                                             LABRADOR PARTNERS L.P.

                                             By:  /s/ Stephen L. Farley
                                                  -------------------------
                                                  Stephen L. Farley
                                                  Managing General Partner


                                             FARLEY cAPITAL L.P.

                                             By:  /s/ Stephen L. Farley
                                                  -------------------------
                                                  Stephen L. Farley
                                                  Managing General Partner


                                             Stephen L. Farley

                                             /s/ Stephen L. Farley
                                             ------------------------------